Exhibit 99.1

ZEO ScientifiX (OTCQB: ZEOX) Selected as Qualified Team Advancing into the XPRIZE Healthspan Semi-Finals Stage

FOR IMMEDIATE RELEASE

Davie, Florida — Tuesday, April 7, 2026

ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO” or the “Company”), a clinical-stage biotechnology company, today announced its selection as a Qualified Team advancing into the Semi-Finals stage of the XPRIZE Healthspan, a $101 million global competition designed to revolutionize human aging by developing therapeutics that restore muscle, cognitive, and immune function by a minimum of 10 years, with a goal of 20 years, in persons aged 65-80 years, in one year or less.

Following the review of its Qualifying Submission by XPRIZE Healthspan judges, ZEO is now preparing its Finals Application.

ZEO’s therapeutic platform focuses on regenerative biologics, specifically extracellular vesicle (exosome) therapeutics and next-generation delivery systems designed to target the underlying biological mechanisms of aging and inflammation. The Company operates advanced laboratory facilities within the Center for Collaborative Research at Nova Southeastern University, Florida’s largest private research university.

“We believe that this represents a pivotal moment in medicine,” said Dr. George C. Shapiro, MD, FACC, Chief Medical Officer of ZEO. “We are moving from treating disease to directly influencing the biology of aging. Our focus is on translating regenerative biologic science into clinically actionable therapies that can improve function across multiple systems.”

World-Class Multidisciplinary Team

In connection with the preparation of its Finals Application, ZEO has assembled a multidisciplinary team with deep expertise across clinical medicine, gene therapy, regenerative biologics, and clinical trial execution:

●	Dr. George C. Shapiro, MD, FACC — Chief Medical Officer of ZEO ScientifiX, is a board-certified physician in Internal Medicine and Cardiovascular Disease with more than 35 years of clinical experience and has served as principal investigator on multiple FDA-regulated clinical studies.

●	Elizabeth Parrish — Founder and CEO of BioViva, is a pioneer in human gene therapy focused on telomerase and longevity pathways.

●	Dr. Bill Andrews, PhD — A leading authority in telomere biology, widely recognized for his work in cellular aging and telomerase activation.

●	Dr. Brian Kennedy, PhD — Former CEO of the Buck Institute for Research on Aging and current leader of the Healthy Longevity Translational Research Programme at the National University of Singapore.

●	Dr. Marilyn Glassberg, MD — Professor and Chair of the Department of Medicine at Loyola University Chicago, board-certified pulmonologist, and internationally recognized leader in pulmonary fibrosis and regenerative medicine.

●	Dr. Sharon J. Elliot, PhD — Professor at Loyola University Chicago and a leading researcher in exosome cargo biology, fibrosis, and regenerative signaling.

●	Dr. Michael Bellio, PhD — VP of Research & Manufacturing at ZEO, a published researcher in extracellular vesicle and stem cell biology with extensive work in therapeutic applications of regenerative biologics.

●	Dr. David Karli, MD — A Harvard-trained physician with over 25 years of experience, having analyzed clinical data from more than 6,000 patients using advanced regenerative technologies.

●	Dr. Daniel Rothenstein, PhD — Director of Biostatistics at Pluri Biotech, bringing over two decades of experience in FDA-regulated clinical trial design and regulatory submissions

●	Lior Raviv — Chief Technology Officer of Pluri Inc., with over 15 years of experience in biotechnology and advanced biologics manufacturing, specializing in GMP process development, scale-up, and clinical-grade production of cell-based therapies.

Advancing Regenerative Medicine

During the Semi-Finals stage, ZEO will seek to advance its therapeutic platform into controlled clinical evaluation, generating human data on safety, biological activity, and functional outcomes across key domains including muscle, cognition, and immune function.

The data generated is expected to support the execution of controlled clinical trials aligned with XPRIZE Healthspan’s objectives.

This achievement follows ZEO’s recent appointment as the official regenerative medicine educational partner for the American Academy of Anti-Aging Medicine (A4M).

About ZEO ScientifiX, Inc.

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating out of Nova Southeastern University’s Center of Collaborative Research, the Company translates emerging science into scalable clinical solutions. For more information, visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, including the uncertainty of ZEO being selected as a finalist, the ability of the Company to timely complete its Finals Application, objectives being met and outcomes resulting as intended and the availability of needed funding. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

About XPRIZE

XPRIZE is the recognized global leader in designing and executing large-scale competitions to solve humanity’s greatest challenges. For over 30 years, its unique model has democratized crowd-sourced innovation and scientifically scalable solutions that accelerate a more equitable and abundant future. Visit xprize.org for more information.

Media Contact:

ZEO ScientifiX, Inc.

Karlista Maroney

Director of Growth Strategy

IR@zeoscientifix.com

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